Exh. 10.1

VERADIGM inc.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 15th day of August, 2025 (the “Signing Date”) and effective as of September 2, 2025 (the “Effective Date”), by and between Veradigm Inc., a corporation organized and existing under the laws of the State of Delaware (“Company”), and Donald Trigg (“Executive”).

RECITALS

WHEREAS, commencing on the Effective Date, Company desires to employ Executive subject to the terms and conditions of this Agreement; and

WHEREAS, Executive desires to be employed by Company subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.
Employment and Duties.

Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Chief Executive Officer (“CEO”) of the Company, pursuant to the terms of this Agreement. In the position of CEO, Executive shall serve as the Company’s principal executive officer reporting solely and directly to the Board of Directors of the Company (the “Board”), shall perform the duties and responsibilities customarily associated with the position of CEO, in addition to such duties and responsibilities as are set forth in the bylaws of Company or as shall be reasonably delegated or assigned to Executive by the Board from time to time. In connection with accepting such employment, the Company shall also appoint Executive to the Board. Executive shall perform Executive’s responsibilities hereunder on a full-time basis for and on behalf of Company; provided, however, that Executive may devote reasonable time to personal investments, civic and charitable activities, and personal and professional education and development, including service as a member of the board of directors or other governing body of other entities, so long as such activities do not interfere with or conflict with Executive’s duties hereunder. The Company agrees and acknowledges that Executive’s service to the entities identified on Schedule 1 attached hereto is expressly consented to and approved. Executive shall provide prior written notice to the Nominating and Governance Committee of the Board before accepting any significant outside activity, including membership on the board of directors of any other entity, and shall obtain the Nominating and Governance Committee’s prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, during the term of this Agreement Executive shall not serve as an officer of any business entity other than Company without the prior written consent of the Board.

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2.
Term.

The term of Executive’s employment by Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall continue in effect until either party elects to terminate this Agreement in accordance with Section 4 hereof.

3.
Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits:

3.1
Base Salary. During the Employment Period, Company shall pay to Executive an annual base salary at a rate of $1,000,000.00 per annum, subject to all appropriate federal and state withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures. Executive’s base salary shall be reviewed annually by the Compensation Committee, and may be increased, but not decreased, in the sole discretion of the Board or the Compensation Committee based on Executive’s performance during the preceding calendar year. Executive’s base salary, as such base salary may be increased hereunder, is hereinafter referred to as the “Base Salary.”
3.2
Performance Bonus. Executive shall be eligible to receive cash bonuses in accordance with this Section 3.2 (each a “Performance Bonus”). The amount and payment of any Performance Bonus shall be determined in the sole discretion of, and based upon performance criteria selected by, the Compensation Committee. Subject to the foregoing exercise of discretion, Executive’s annual target Performance Bonus shall be 100% of Executive’s Base Salary (the “Target Performance Bonus”), but may, based on performance, be less than or exceed such amount (up to a maximum of 200% of the Target Performance Bonus). Performance Bonuses shall be paid according to the terms of the bonus plan or program in which Executive participates from time to time. Notwithstanding the foregoing, with respect to the 2025 fiscal year, in no event shall Executive receive a Performance Bonus that is less than 100% of the Target Performance Bonus, regardless of the level of achievement of applicable performance criteria, prorated for the period from the Effective Date through December 31, 2025. Executive’s Performance Bonus for the 2025 fiscal year shall be paid at the same time performance bonuses are paid to other senior executives of the Company for the 2025 fiscal year
3.3
Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:
3.3.1
Vacation. Executive shall be entitled to participate in Company’s vacation policy for similarly-situated employees.
3.3.2
Participation in Benefit Plans. Executive shall be entitled to health and/or dental benefits, including immediate coverage for Executive and Executive’s eligible dependents, which are generally available to similarly situated Company employees and as provided by Company in accordance with its group health insurance plan coverage. In addition, Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by Company for its salaried employees generally, in accordance with the general eligibility criteria therein.

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3.4
Expenses. Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of Executive’s duties under this Agreement (including, without limitation, for business class air travel) from time to time upon Executive’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.
3.5
Legal Fees. Company will reimburse Executive for his attorney’s fees in an amount not to exceed $20,000 in connection with review and negotiation of this Agreement, which reimbursement shall be paid within thirty (30) days after a written invoice is submitted to Company.
3.6
Stock Awards. Subject to approval by the Board or the Compensation Committee, Executive shall be eligible to receive equity awards as follows, each of which shall be subject to the terms of the applicable Company stock incentive plan and the applicable award agreements:
3.6.1
Company shall grant to Executive, on or as soon as practicable after the Effective Date, an award of restricted stock units (“RSUs”) with an aggregate grant-date value of $3,000,000.00 (the “New Hire Equity Award”). The New Hire Equity Award shall vest in one-quarter (1/4) increments, subject to Executive’s continued employment, on each of the first four anniversaries of the grant date.
3.6.2
Commencing with the fiscal year 2026 annual grant cycle and continuing for future annual grants, Company shall grant to Executive an annual equity award grant with a grant date value of at least $5,000,000.00 that will be made fifty percent (50%) in RSUs that vest over four years in equal annual installments on each of the first four anniversaries of the grant date, and fifty percent (50%) in performance-based RSUs where the number of shares that may be earned at the end of the applicable performance period, which shall not exceed three years, will be based on the satisfaction of performance criteria selected by the Compensation Committee. The Company covenants to make such annual equity awards to Executive at the same time each year as equity awards are made to other senior executive employees of the Company, which is expected to be on or before April 31, subject to business conditions and laws and regulations governing the trading of Company securities .
4.
Termination of Services.

Executive’s employment hereunder and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”):

4.1
Termination upon Death or Disability of Executive.
4.1.1
Executive’s employment hereunder and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5.4 of the Agreement.
4.1.2
Company may terminate Executive’s employment hereunder and the Employment Period upon the disability of Executive, to the extent permitted by applicable law.

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For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive, as a result of illness or incapacity, shall be unable to perform substantially Executive’s required duties for a period of three (3) consecutive months or for any aggregate period of four (4) months in any twelve (12) month period. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing physician of Company’s choice, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate to determine Executive’s capacity to perform the services required to be performed by Executive hereunder. In such event, the parties hereby agree that the decision of such physician as to the disability of Executive shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause.
4.2
Termination by Company for Cause. Company may terminate Executive’s employment hereunder and the Employment Period for Cause (as defined herein) upon written notice to Executive setting forth all circumstances alleged to constitute Cause, which termination shall be effective on the date specified by Company in such notice; provided, however, that Executive shall have a period of thirty (30) days after the receipt of the written notice from Company to cure the particular action or inaction, to the extent a cure is possible. For purposes of this Agreement, the term “Cause” shall mean the occurrence of any of the following, without the consent of the Board:
4.2.1
the willful or grossly negligent failure by Executive to perform Executive’s duties and obligations hereunder in any material respect after written notification to Executive of the alleged failure, other than any such failure resulting from the disability of Executive;
4.2.2
Executive’s conviction of a crime or offense involving the property of Company, or any crime or offense constituting a felony or involving fraud or moral turpitude; provided that, in the event that Executive is arrested or indicted for a crime or offense related to any of the foregoing, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest or indictment;
4.2.3
Executive’s violation of any law, which violation is materially and demonstrably injurious to the operations or reputation of Company; or
4.2.4
Executive’s material violation of any generally recognized policy of Company or Executive’s refusal to follow the reasonable and lawful directions of the Board that persists after written notice of the alleged refusal.
4.3
Termination by Company without Cause; Termination by Executive without Constructive Discharge. Executive may terminate Executive’s employment and the Employment Period at any time for any reason upon thirty (30) days’ prior written notice to Company. Company may terminate Executive’s employment and the Employment Period without Cause upon thirty (30) days’ prior written notice to Executive. Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with the other members of Company and its subsidiaries (provided, that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder).

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4.4
Termination by Executive for Constructive Discharge.
4.4.1
Executive may terminate Executive’s employment and the Employment Period, in accordance with the process set forth below, as a result of a Constructive Discharge. For purposes of this Agreement “Constructive Discharge” shall mean the occurrence of any of the following:
(i)
a failure of Company to meet its obligations in any material respect under this Agreement, including, without limitation, (x) any reduction in the Base Salary or (y) any failure to pay the Base Salary or other payments, including grants of equity, owing to Executive hereunder (other than, in the case of clause (y), the inadvertent failure to pay a de minimis amount, which payment is immediately made by Company upon notice from Executive);
(ii)
a material diminution in or other substantial adverse alteration in the nature or scope of Executive’s duties, responsibilities, or authorities with Company from those in effect on the Effective Date (excluding, for this purpose, changes following a Change of Control (x) to Executive’s reporting responsibilities and (y) arising by reason of Company ceasing to be a public company).;
(iii)
any directive or change in Company policy requiring Executive to relocate Executive’s work location on a long-term basis by more than thirty-five (35) miles from Executive’s previous work location (excluding reasonable business travel obligations), without Executive’s prior written consent; or
(iv)
a material breach by the Company of this Agreement, or any other contract or agreement between Executive and Company.
4.4.2
In the event of the occurrence of a Constructive Discharge, Executive shall have the right to terminate Executive’s employment hereunder and receive the benefits set forth in Section 4.5.1 below, upon delivery of written notice to Company no later than the close of business on the sixtieth (60th) day following the effective date of the Constructive Discharge; provided, however, that such termination shall not be effective until the expiration of thirty (30) days after receipt by Company of such written notice if Company has not cured such Constructive Discharge within the thirty (30)-day period. If Company so effects a cure that completely remediates the Constructive Discharge, the Constructive Discharge notice shall be deemed rescinded and of no force or effect. Notwithstanding the foregoing, such notice and lapse of time shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months. The Termination Date of a Constructive Discharge shall be the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)).
4.5
Rights upon Termination. Upon termination of Executive’s employment and the Employment Period, the following shall apply:

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4.5.1
Termination by Company Without Cause or for Constructive Discharge. If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period as a result of a Constructive Discharge, in each case either (x) prior to a Change of Control, or (y) after the second anniversary of a Change of Control, Executive shall be entitled to receive payment of: (i) any Base Salary amounts that have accrued but have not been paid as of the Termination Date, (ii) reimbursement for unreimbursed business expenses incurred by Executive prior to the Termination Date; (iii) all other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable benefit or fringe benefit plan or program or grant as of the Termination Date; and (iv) subject to Section 7.14, the unpaid Performance Bonus, if any, with respect to the calendar year preceding the calendar year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). The payments described in clauses (i) through (iv) of the previous sentence shall be referred to as the “Accrued Obligations.” In addition, subject to Sections 4.5.2 and 4.7, below, Company shall, subject to Section 7.14, be obligated to pay Executive (or provide Executive with) the following benefits as severance:
(i)
an amount equal to Executive’s Base Salary plus Executive’s Target Performance Bonus, payable in a lump sum, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof) to be paid no later than the sixtieth (60th) day following the Termination Date;
(ii)
subject to satisfaction of the performance objectives applicable for the fiscal year in which such termination occurs, as determined by the Board or the Compensation Committee, an amount equal to (A) the Performance Bonus otherwise payable to Executive for the fiscal year in which such termination occurred, as if Executive had remained employed through the applicable payment date, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the Termination Date and the denominator of which is 365 (or 366, as applicable), which amount shall be paid at such time annual bonuses are paid to other Company senior executives, but in no event later than the date that is two and one-half months following the last day of the fiscal year in which such termination occurred;
(iii)
continuation of Executive’s then current enrollment (including family enrollment, if applicable) in all health and/or dental insurance benefits set forth in Section 3.3.2 for a period of twelve (12) months following the Termination Date, with Executive’s and the Company’s respective contributions to the costs of such plans determined as if Executive were employed by Company, such contributions as required from Executive to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company (but deductions from Executive’s monthly severance payments may be deemed acceptable for this purpose in the

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discretion of Company); provided, however that Company may terminate such coverage if payment from Executive is not made within the COBRA grace period or ten (10) days of the date on which Executive receives written notice from Company that such payment is due, whichever period ends later; and provided, further, that such benefits may be discontinued earlier to the extent that Executive becomes entitled to comparable benefits from a subsequent employer; in addition, this benefit is contingent upon timely election of COBRA continuation coverage and will run concurrent with the COBRA period; and
(iv)
subject to the terms of any equity award that may exclude special vesting treatment upon a resignation for Constructive Discharge, upon the sixtieth (60th) day following the Termination Date (or, for awards subject to the satisfaction of a performance condition, subject to the satisfaction of such performance condition and upon the satisfaction of such performance condition (but no earlier than the sixtieth (60th) day following the Termination Date), and based on the level of performance achieved) a portion of any unvested stock option, RSU or other equity award granted to Executive shall vest, which portion shall be the number of shares that would have vested under each applicable award as of the one-year anniversary of the Termination Date had Executive remained continuously employed by Company through such date.
4.5.2
Severance Upon Termination following a Change of Control.
(i)
If, within the period beginning on the date of a Change of Control through the second anniversary of the Change of Control, Executive terminates Executive’s employment and the Employment Period pursuant to Section 4.4 or Company terminates Executive’s employment pursuant to Section 4.3, then Executive shall, subject to Sections 4.7 and 7.14, receive the payment and benefits provided in Section 4.5.1; provided, however, that (A) in place of the payment provided for in Section 4.5.1(i), Executive shall receive a lump sum amount of cash equal to two (2) times the sum of (x) Executive’s Base Salary plus (y) Executive’s Target Performance Bonus, with such lump sum paid on the sixtieth (60th) day following the Termination Date, (B) in place of the health coverage continuation provided for in Section 4.5.1(iii), continuation of Executive’s enrollment for twenty-four (24) months following the Termination Date, and (C) in place of the equity vesting provided for in Section 4.5.1(iv), all unvested Company equity awards held by Executive shall vest upon the Termination Date, with performance-based awards being deemed to have been earned at the greater of the “target” levels or, for performance-based awards granted to Executive and providing for a performance period that has expired prior to the Termination Date, followed by a service-based vesting period, the actual performance achieved over the period of performance measured by such awards.

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(ii)
Anything in this Agreement to the contrary notwithstanding, if (A) a Change of Control occurs, (B) Executive’s employment with Company is terminated by Company without Cause or if Executive terminates his employment as a result of a Constructive Discharge, in either case within one hundred eighty (180) days prior to the date on which the Change of Control occurs, and (C) it is reasonably demonstrated by Executive that such termination of employment or events constituting Constructive Discharge was (x) at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement such Change of Control shall be deemed to have occurred during the Employment Period and the Termination Date shall be deemed to have occurred after the Change of Control, so that Executive is entitled to the vesting and other benefits provided by this Section 4.5.2. If Executive is entitled to additional vesting of any equity awards that were cancelled as a result of Executive’s termination of employment prior to the Change of Control, Company or its successor shall deliver to Executive the consideration Executive would have received in the Change of Control had the cancelled equity awards been outstanding and vested at the time of the Change of Control. Any additional amounts due Executive as a result of the application of this paragraph to a termination prior to a Change of Control shall be paid to Executive under this Section 4.5.2. in a lump sum no later than the sixtieth (60th) day following the Change of Control.
(iii)
For purposes of this Agreement, a “Change of Control” shall mean any one of the following events following the Effective Date:

(a) the date of acquisition by any person or an affiliated group other than Company or any subsidiary of Company (and other than any employee benefit plans (or related trust) of Company or any of its subsidiaries) of beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of Company’s then outstanding voting securities which generally entitle the holder thereof to vote for the election of directors (“Voting Power”), provided, however, that no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of Company immediately before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or

(b) the date the individuals who constitute the Board as of immediately following the Effective Date (the “Incumbent Board”) cease for any reason other than their ordinary course retirement from the Board or their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered, for purposes of this Section, as though such individual were a member of the Incumbent Board, but excluding, for this purpose,

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any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company (as such terms are used in Rule 14a-11 under the 1934 Act (defined below)); or

(c) Company effects (A) a merger or consolidation of Company with one or more corporations or entities, as a result of which the holders of the outstanding Voting Stock of Company immediately prior to such merger, reorganization or consolidation hold less than 50% of the Voting Power of the surviving or resulting corporation or entity immediately after such merger or consolidation; (B) a liquidation or dissolution of Company; or (C) a sale or other disposition of all or substantially all of the assets of Company other than to an entity of which Company owns at least 50% of the Voting Power.

For purposes of the foregoing definition, the terms “beneficially owned” and “beneficial ownership” and “person” shall have the meanings ascribed to them in SEC rules 13d-5(b) under the 1934 Act, and “group” means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the 1934 Act. Further, notwithstanding anything herein to the contrary, the definition of Change of Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Code, and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change in control event, it shall not be deemed a Change of Control for purposes of this Agreement.

4.5.3
Termination With Cause by Company or Without Constructive Discharge by Executive. If Company terminates Executive’s employment and the Employment Period with Cause, or if Executive terminates Executive’s employment and the Employment Period other than as a result of a Constructive Discharge, Company shall be obligated to pay Executive the Accrued Obligations.
4.5.4
Termination Upon Death or Disability. If Executive’s employment and the Employment Period are terminated because of the death or disability of Executive, Company shall, subject to Section 7.14, be obligated to pay Executive or, if applicable, Executive’s estate, the Accrued Obligations.
4.6
Effect of Notice of Termination. Subject to Executive’s right to cure any circumstances alleged to constitute Cause, any notice of termination by Company, whether for Cause or without Cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company, provided that Executive shall in all events remain entitled to Base Salary and any other payments due to Executive during the applicable notice period.
4.7
Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment, Executive shall execute and deliver to Company (without revoking) a general release of claims against Company and its affiliates in the form attached hereto as Appendix A within forty-five (45) days following the Termination Date (provided, that Executive shall not be required to release any rights under this Agreement). In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment

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shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates.
5.
Restrictive Covenants.

The growth and development of Company and its affiliates and subsidiaries (collectively, “Veradigm”) depends to a significant degree on the possession and protection of its customer list, customer information and other confidential and proprietary information relating to Veradigm’s products, services, methods, pricing, costs, research and development and marketing. All Veradigm employees and others engaged to perform services for Veradigm have a common interest and responsibility in seeing that such customer information and other confidential information is not disclosed to any unauthorized persons or used other than for Veradigm’s benefit. This Section 5 expresses a common understanding concerning Company’s and Executive’s mutual responsibilities. Therefore, in consideration for Company’s agreement to employ Executive and grant Executive access to its confidential information and customer relationships, and for other good and valuable consideration from Company, including, without limitation, compensation, benefits, raises, bonus payments or promotions, the receipt and sufficiency of which are hereby acknowledged, Executive covenants and agrees as follows, which covenant and agreement is essential to this Agreement and Executive’s employment with Company:

5.1
Non-Solicitation; No-Hire. Executive acknowledges that the identity and particular needs of Veradigm’s customers are not generally known in the health care information technology and consulting industry and were not known to Executive prior to Executive’s employment with Veradigm; that Veradigm has proprietary relationships with, and a proprietary interest in the identity of, its customers and their particular needs and requirements; and that documents and information regarding Veradigm’s pricing, sales, costs and specialized requirements of Veradigm’s customers are highly confidential and constitute trade secrets. Accordingly, Executive covenants and agrees that during the Employment Period and for a period of twelve (12) months after the Termination Date, regardless of the reason for such termination, Executive will not, except on behalf of Veradigm during and within the authorized scope of Executive’s employment with Veradigm, directly or indirectly: (i) call on, solicit or otherwise deal with any accounts, customers or prospects of Veradigm which Executive called upon, contacted, solicited, sold to, or about which Executive learned Confidential Information (as defined herein) while employed by Veradigm, for the purpose of soliciting, selling and/or providing, to any such account, customer or prospect, any products or services similar to or in competition with any products or services then-being represented or sold by Veradigm; and (ii) solicit the services of any person who is an employee of Veradigm, nor solicit any employee of Veradigm to terminate employment with Veradigm, nor agree to hire on behalf of Executive or any entity or other person any employee of Veradigm who was solicited by Executive into employment with Executive or any other person or entity, provided, however, that the prohibitions of this clause (ii) shall not apply to hiring and hiring-related communications pursuant to generalized solicitations (i.e., job postings) or referrals from third-party recruiters not targeted to employees of Veradigm. Executive agrees not to solicit, directly or indirectly, such accounts, customers, prospects or employees for Executive or for any other person or entity. For purposes of this paragraph, “prospects” means entities or individuals which have had continuing and more

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than de minimus contact with Veradigm in the twelve (12) months preceding the alleged solicitation, in the context of entering into a relationship with Veradigm being a provider of products or services to such entity or individual.
5.2
Non-Interference with Business Relationships. Executive covenants and agrees that during the Employment Period and for a period of twelve (12) months after the Termination Date, regardless of the reason for such termination, Executive will not interact with any person or entity with which Veradigm has a business relationship, or with which Veradigm is preparing (with Executive’s involvement) to have a business relationship, with the intent of affecting such relationship or intended relationship in a manner adverse to Veradigm.
5.3
Non-Competition. Executive agrees that during the Employment Period and for a period of twelve (12) months after the Termination Date, regardless of the reason for such termination, Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of others, render services for a Competing Organization in connection with Competing Products or Services anywhere within the Restricted Territory. These prohibitions apply regardless of where such services physically are rendered.

For purposes of this Agreement, “Competing Products or Services” means products, processes, or services of any person or organization other than Veradigm, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as any product, process, or service of Veradigm with which Executive works or worked during the time of Executive’s employment with Veradigm or about which Executive acquires or acquired Confidential Information through Executive’s work with Veradigm.

For purposes of this Agreement, “Competing Organization” means persons or organizations, including Executive, engaged in, or about to become engaged in research or development, production, distribution, marketing, providing or selling of a Competing Product or Service.

5.4
For purposes of this Agreement, “Restricted Territory” means either: (i) during Executive's employment with Veradigm, anywhere in the world; or (ii) after cessation of Executive's employment with Veradigm, then, in descending order of preference based on legal enforceability, (A) within the United States (including its territories) and within each country in which Veradigm has conducted business or directed material resources in soliciting business in the prior twenty-four (24) month period and is continuing to conduct or solicit business, (B) within the United States (including its territories) and within any other country that at any time was within the scope of Executive's employment with Veradigm, (C) within any country that at any time during the last two (2) years of Executive's employment with Veradigm was within the scope of such employment, or (D) within any geographic region(s) that at any time during the last two (2) years of Executive's employment with Veradigm was within the scope of such employment. Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 5 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.
5.5
Reasonableness of Restriction. Executive acknowledges that the foregoing non-solicitation, non-competition and non-interference restrictions placed upon Executive are

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necessary and reasonable to avoid the improper disclosure or use of Confidential Information, and that it has been made clear to Executive that Executive’s compliance with Section 5 of this Agreement is a material condition to Executive’s employment by Company. Executive further acknowledges and agrees that, if Executive breaches any of the requirements of Section 5.1, 5.2 or 5.3, the twelve (12) month restricted period set forth therein shall be tolled during the time of such breach.

Executive further acknowledges and agrees that Veradigm has attempted to impose the restrictions contained hereunder only to the extent necessary to protect Veradigm from unfair competition and the unauthorized use or disclosure of Confidential Information. However, should the scope or enforceability of any restrictive covenant be disputed at any time, Executive specifically agrees that a court may modify or enforce the covenant to the full extent it believes to be reasonable under the circumstances existing at the time.

5.6
Non-Disclosure.
5.6.1
Executive further agrees that, other than as needed to fulfill the authorized scope of Executive’s duties with Veradigm, Executive will not during the Employment Period or thereafter use for himself or for others or divulge or convey to any other person (except those persons designated by Veradigm) any Confidential Information obtained by Executive during the period of Executive’s employment with Veradigm. Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive agrees that, except as may be permitted by written Company policies, Executive will not remove from Company’s premises any of such Confidential Information without the written authorization of Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of Executive’s. If Executive is requested, becomes legally compelled by subpoena or otherwise, or is required by a regulatory body to make any disclosure that is prohibited by this Section 5.6, Executive will promptly notify Company so that Veradigm may seek a protective order or other appropriate remedy if Veradigm deems such protection or remedy necessary under the circumstances. Subject to the foregoing, Executive may furnish only that portion of Confidential Information that Executive is legally compelled or required to disclose. The restrictions set forth herein are in addition to and not in lieu of any obligations Executive may have by law with respect to Confidential Information, including any obligations Executive may have under the Uniform Trade Secrets Act and/or similar statutes as applicable in the state of Executive’s residence and/or the state of Executive’s primary work location.
5.6.2
Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit or other action alleging retaliation by Veradigm for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret in the court proceeding or other action, if Executive files any document containing the trade secret under seal

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and does not disclose the trade secret, except pursuant to court order. This paragraph will govern to the extent it may conflict with any other provision of this Agreement.
5.7
Definition of Confidential Information. As used herein, “Confidential Information” shall include, but is not limited to, the following categories of information, knowledge, or data currently known or later developed or acquired relating to Veradigm’s business or received by Veradigm in confidence from or about third parties, in each case when the same is not in the public domain or otherwise publicly available (other than as result of a wrongful act of an agent or employee of Veradigm):
5.7.1
Any information concerning Veradigm’s products, business, business relationships, business plans or strategies, marketing plans, contract provisions, actual or prospective suppliers or vendors, services, actual or anticipated research or development, new product development, inventions, prototypes, models, solutions, discussion guides, documentation, techniques, actual or planned patent applications, technological or engineering data, formulae, processes, designs, production plans or methods, or any related technical or manufacturing know-how or other information;
5.7.2
Any information concerning Veradigm’s financial or profit data, pricing or cost formulas, margins, marketing information, sales representative or distributor lists, or any information relating to corporate developments (including possible acquisitions or divestitures);
5.7.3
Any information concerning Veradigm’s current or prospective customer lists or arrangements, equipment or methods used or preferred by Veradigm’s customers, or the patients of customers;
5.7.4
Any information concerning Veradigm’s use of computer software, source code, object code, or algorithms or architecture retained in or related to Veradigm’s computer or computer systems;
5.7.5
Any personal or performance information about any Veradigm’s employee;
5.7.6
Any information supplied to or acquired by Veradigm under an obligation to keep such information confidential, including without limitation Protected Health Information (PHI) as that term is defined by the Health Insurance Portability and Accountability Act (HIPAA);
5.7.7
Any information, whether or not designated as confidential, obtained or observed by Executive or other Veradigm employees during training sessions related to Executive’s work for Veradigm; and
5.7.8
Any other information treated as trade secrets or otherwise confidential by Veradigm.

Executive hereby acknowledges that some of this information may not be a “trade secret” under applicable law. Nevertheless, Executive agrees not to disclose it. Confidential Information shall not include: (i) information that is known to others in the industry in which the Company does business or the public, (ii) information that is publicly known or made available prior to the

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time of disclosure to Executive, (iii) Executive’s general experience, knowledge, and business contacts, or (iv) information for which Executive’s disclosure is protected by law.

5.8
Inventions, Discoveries, and Work for Hire. Executive recognizes and agrees that all ideas, works of authorship, inventions, patents, copyrights, designs, processes (e.g., development processes), methodologies (e.g., development methodologies), machines, manufactures, compositions of matter, enhancements, and other developments or improvements and any derivative works based thereon, including, without limitation, potential marketing and sales relationships, research, plans for products or services, marketing plans, computer software (including source code and object code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and algorithms, whether or not subject to patent or copyright protection (the “Inventions”) that (i) were made, conceived, developed, authored or created by Executive, alone or with others, during the time of Executive’s employment, whether or not during working hours, that relate to the business of Veradigm or to the actual or demonstrably anticipated research or development of Veradigm, (ii) were used by Executive or other personnel of Veradigm during the time of Executive’s employment, even if such Inventions were made, conceived, developed, authored or created by Executive prior to the start of Executive’s employment, (iii) are made, conceived, developed, authored or created by Executive, alone or with others, within two (2) years from the Termination Date and that relate to the business of Veradigm or to the actual or demonstrably anticipated research or development of Veradigm, or (iv) result from any work performed by Executive for Veradigm, (collectively with (i)-(iii), the “Company Inventions”) are the sole and exclusive property of Company.

Notwithstanding the foregoing, Company Inventions do not include any Inventions made, conceived, developed, authored or created by Executive, alone or with others, for which no equipment, supplies, facility or trade secret information of Veradigm was used and which were developed entirely on Executive’s own time, unless (1) the Invention relates (A) to the business of Veradigm, or (B) to the actual or demonstrably anticipated research or development of Veradigm, or (2) the Company Invention results from any work performed by Executive for Veradigm.

For the avoidance of doubt, Executive expressly disclaims any and all right title and interest in and to all Company Inventions. Executive acknowledges that Executive has and shall forever have no right, title or interest in or to any patents, copyrights, trademarks, industrial designs or other rights in connection with any Company Inventions.

Executive hereby assigns to Company all present and future right, title and interest Executive has or may have in and to the Company Inventions. Executive further agrees that (i) Executive will promptly disclose all Company Inventions to Veradigm; and (ii) all of the Company Inventions, to the extent protectable under copyright laws, are “works made for hire” as that term is defined by the Copyright Act, 17 U.S.C. § 101, et seq.

At the request of and without charge to Company, Executive will do all things deemed by Company to be reasonably necessary to perfect title to the Company Inventions in Company and to assist in obtaining for Company such patents, copyrights or other protection in connection therewith as may be provided under law and desired by Company, including but not limited to executing and signing any and all relevant applications, assignments, or other instruments.

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Executive further agrees to provide, at Company’ request, declarations or affidavits and to give testimony, in depositions, hearings or trials, in support of inventorship. These obligations continue even after the Termination Date. Company agrees that Executive will be reimbursed for reasonable expenses incurred in providing such assistance to Company. In the event Company is unable, after reasonable effort, to secure Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any Company Invention, for any reason whatsoever, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Executive.

For purposes of this Agreement, a Company Invention shall be deemed to have been made during Executive’s employment if, during such period, the Company Invention was conceived, in part or in whole, or first actually reduced to practice or fixed in a tangible medium during Executive’s employment with Company. Executive further agrees and acknowledges that any patent or copyright application filed within one (1) year after the Termination Date shall be presumed to relate to a Company Invention made during the term of Executive’s employment unless Executive can provide evidence to the contrary.

5.9
Prior Employment. Executive hereby agrees that during the course and scope of the employment relationship with Company, Executive shall neither disclose nor use any confidential information, invention, or work of authorship derived from, developed or obtained in any prior employment relationship, and understands that any such disclosure or use would be injurious to the economic and legal interests of Company. Executive represents he has informed Company of, and provided Company with copies of, any non-competition, non-solicitation, confidentiality, work-for-hire or similar agreements to which Executive currently is subject or may be bound. Executive further represents and agrees that, if any prior employer commences any legal proceeding in connection with any restrictive covenant, non-solicitation, non-disclosure, or non-competition agreement, (i) Executive shall be entirely responsible for his own legal fees in connection with the defense of same; and (ii) Executive shall indemnify and hold harmless Company, its affiliates, suppliers, vendors, customers and clients from any costs and liability arising therefrom including, but not limited to, legal fees, expenses, licenses, royalty payments, and any other damages.
5.10
Return of Data. In the event of the termination of Executive’s employment with Company for any reason whatsoever, Executive agrees to deliver promptly to Company all formulas, correspondence, reports, computer programs and similar items, customer lists, marketing and sales data and all other materials pertaining to Confidential Information, and all copies thereof, obtained by Executive during the period of Executive’s employment with Company which are in Executive’s possession or under his control. Executive further agrees that he will not make or retain any copies of any of the foregoing and will so represent to Company upon termination of his employment.
5.11
Non-Disparagement. During and after the Employment Period, Executive and the Company agree not to make any statement, if such statement or implication would be adverse to

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the interests of Veradigm, its customers or its vendors, or Executive, as applicable, or may reasonably cause any of the foregoing embarrassment or humiliation; nor will Executive or the Company otherwise cause or contribute to any of the foregoing being held in disrepute by the public or any other Veradigm customer(s), vendor(s) or employee(s), as applicable. The restrictions of this Section 5.11 shall apply to, but are not limited to, communication via the Internet, any intranet, or other electronic means, such as social media web sites, electronic bulletin boards, blogs, email messages, text messages or any other electronic message. Nothing in this Section 5.11 shall prohibit disclosures required by law, regulation, or compulsory legal process.
5.12
Injunctive Relief and Additional Remedies for Breach. Executive further expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Section 5 shall entitle Veradigm, in addition to any other legal remedies available to it, to obtain injunctive relief, to prevent any violation of this Section 5 without the necessity of Veradigm posting bond or furnishing other security and without proving special damages or irreparable injury. Executive recognizes, acknowledges and agrees that such injunctive relief is necessary to protect Veradigm’s interest. Executive understands that in addition to any other remedies available to Veradigm at law or in equity or under this Agreement for violation of this Agreement, to the extent other agreements or compensatory or benefit arrangements Executive has with Veradigm may include provisions that specify certain consequences thereunder that will result from Executive’s violation of this Agreement, which consequences may include repaying Veradigm or foregoing certain equity awards or monies, any such consequences shall not be considered by Executive or any trier of fact as a forfeiture, penalty, duplicative remedy or exclusive remedy. Notwithstanding Section 7.9, the exclusive venue for any action for injunctive or declaratory relief with respect to this Section 5 shall be the state or federal courts located in Cook County, Illinois. Company and Executive hereby irrevocably consent to any such courts’ exercise of jurisdiction over them for such purpose.
5.13
Notification to Third Parties. Company may, during the Employment Period and for a period of twelve (12) months after the Termination Date, notify any person, corporation, partnership or other business entity employing or engaging Executive or evidencing an intention to employ or engage Executive as to the existence and provisions of this Agreement if Company reasonably believes that such engagement or employment may violate this Agreement.
6.
No Set-Off or Mitigation.

Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

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7.
Miscellaneous.
7.1
Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.
7.2
No Conflicts. Executive represents and warrants that the performance by Executive of Executive’s duties hereunder will not violate, conflict with, or result in a breach of any provision of any agreement to which Executive is a party.
7.3
Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to Illinois’ choice of law statutes or decisions.
7.4
Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.
7.5
No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.
7.6
Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Company: Veradigm Inc.
222 Merchandise Mart Plaza
Suite 2024
Chicago, IL 60654
Attention: General Counsel

To Executive: At the address and/or fax number most recently contained in Company’s records

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by

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commercial overnight delivery service. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

7.7
Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives. Neither party may assign any rights or obligations hereunder to any person or entity without the prior written consent of the other party; provided, however, that Company may assign its rights or obligations hereunder to a wholly owned subsidiary of Company without the prior consent of Executive. This Agreement shall be personal to Executive for all purposes.
7.8
Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and Executive’s obligations thereto. Executive acknowledges that Executive is not relying upon any representations or warranties concerning Executive’s employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.
7.9
Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:
7.9.1
Dispute. In the event of any dispute or disagreement between the parties under this Agreement (excluding an action for injunctive or declaratory relief as provided in Section 5.12), the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 7.9.2.
7.9.2
Arbitration. If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 7.9.1 above, then any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Any decision rendered herein shall be final and binding on each of the parties and judgment may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. Company shall pay the costs of arbitration.
7.10
Survival. For avoidance of doubt, the provisions of Sections 4.5, 5, 7 and 8 of this Agreement shall survive the expiration or earlier termination of the Employment Period.
7.11
Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.
7.12
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same

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instrument. Signatures delivered via facsimile or electronic file shall be the same as original signatures.
7.13
Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.
7.14
Internal Revenue Code Section 409A.
7.14.1
It is intended that this Agreement will comply with Internal Revenue Code Section 409A and any regulations and guidelines issued thereunder (collectively “Section 409A”) to the extent this Agreement is subject thereto. This Agreement shall be interpreted on a basis consistent with such intent.
7.14.2
If any payments or benefits provided to Executive by Company, either per this Agreement or otherwise, are non-qualified deferred compensation subject to, and not exempt from, Section 409A (“Subject Payments”), the following provisions shall apply to such payments and/or benefits:
(i)
For payments and benefits triggered by termination of employment, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (with such phrase determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by Company) in tandem with Executive’s termination of employment with Company.
(ii)
If Executive is deemed on the date of Executive’s “separation from service” to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-l(i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” and (ii) the date of Executive’s death. Any payments other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations to Executive.
(iii)
If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are any Subject Payments due Executive that are: (i) conditioned on Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

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(iv)
Lump-sum severance payments shall be made, and installment severance payments initiated, within sixty (60) days following Executive’s “separation from service”.
(v)
The Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(vi)
Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company.
(vii)
Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Subject Payment be subject to offset by any other amount unless otherwise permitted by Section 409A.
(viii)
Notwithstanding anything herein to the contrary, in regard to Subject Payments, the definition of Change in Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A, and if a transaction or event does not otherwise fall within such definition of change of control event, it shall not be deemed a Change in Control.
(ix)
To the extent that any reimbursement or in-kind benefits are Subject Payments: (x) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (y) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (z) subject to any shorter time periods provided herein, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
7.14.3
If an amendment of this Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 7.14, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A.
7.15
Publicity. The Company and Executive have agreed upon the form of press release announcing the execution of this Agreement and Executive’s commencement of employment with the Company as well as an initial internal Company announcement relating to the same. Commencing with the Effective Date and continuing for a period of twelve (12) months after the Termination Date, the Company and Executive agree that no public release, public filing or internal

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or external Company announcement or communication concerning the employment of Executive shall be made without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release, filing or announcement may be required by applicable law or the rules or regulations of any securities exchange to which the Company then may be subject, in which case the party required to make the release, filing or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, filing, announcement or communication in advance of such issuance.
7.16
Indemnification. The Company agrees to advance and indemnify Executive for all costs, damages, losses and expenses reasonably and actually incurred by Executive in connection with any and all third-party claims or proceedings arising from, as a result of, or in connection with Executive’s employment by the Company hereunder (and service on the Board and in any other offices or directorships with any subsidiary or affiliate of the Company, as applicable) to the greatest extent permitted under the Company’s organizational documents and applicable law. This right to advancement of expenses and indemnification shall not apply to, and the Company will have no obligation to advance or indemnify Executive with respect to, any action, suit or proceeding brought by or on behalf of Executive against the Company, or by the Company against Executive.
7.17
Payment by Subsidiaries. Executive acknowledges and agrees that Company may satisfy its obligations to make payments to Executive under this Agreement by causing one or more of its subsidiaries to make such payments to Executive. Executive agrees that any such payment made by any such subsidiary shall fully satisfy and discharge Company’s obligation to make such payment to Executive hereunder (but only to the extent of such payment).
8.
Limitation of Benefits under Certain Circumstances.
8.1
Best Net Treatment. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would individually or in the aggregate with all other Payments (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes that could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

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8.2
Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 8.1. If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good-faith determinations of the accounting firm made hereunder will be final, binding, and conclusive upon the Company and Executive.

Signature page follows.

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[Signature page to Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Signing Date.

EXECUTIVE

/s/ Donald Trigg
Donald Trigg

VERADIGM INC.

/s/ Louis Silverman
By: Louis Silverman Title: Chairman of the Board

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APPENDIX A

1.
Release. Executive agrees that as a condition to receiving the benefits described in Section 4, he will execute and not revoke a general release of claims containing the following language within forty-five (45) days following the Termination Date:
a.
Released Parties. The term “Released Parties” as used in this Agreement includes: (a) Company and its past and present parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, stockholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above, and the heirs, administrators and executors of any person listed in subpart (b) above.
b.
Release of All Claims. Executive, and anyone claiming through Executive or on Executive’s behalf, hereby waives and releases Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Executive now has or has ever had against Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this general release of claims. Without limiting the generality of the foregoing, the claims waived and released by Executive hereunder include, but are not limited to:
i.
all claims arising out of or related in any way to Executive’s employment or service as a director, compensation, other terms and conditions of employment, or termination from employment with Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit, and all claims arising under the Employment Agreement;
ii.
all claims that were or could have been asserted by Executive or on his behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and
iii.
all claims that were or could have been asserted by Executive or on his behalf under: any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Illinois

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Human Rights Act, the Illinois Equal Pay Act, and the Chicago and Cook County Human Rights Ordinances.

Notwithstanding the foregoing, nothing in this Agreement shall waive or release: (v) any claim that cannot be waived or released by law; (w) any claim to enforce this Agreement; (x) any claim for any vested benefits to which Executive is otherwise entitled pursuant to the terms and conditions of any of applicable benefit plans; (y) any claim for workers’ compensation or unemployment insurance benefits; or (z) any claim, if any, to indemnification under any applicable law, any Company by-laws, or any director and officer insurance, it being understood and agreed that this Agreement does not create or expand upon any such rights (if any) to indemnification.

2.
No Other Actions or Claims. Executive represents and warrants that: (a) Executive is the sole owner of the claims that are released in this Appendix A; (b) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (c) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.
3.
No Other Payments or Benefits. Except as expressly provided in Section 4 of the Employment Agreement, Executive acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from Company or the other Released Parties, including without limitation any additional bonus, severance, equity or other payments or any amounts under the Employment Agreement or any other agreement with Company. Executive acknowledges and agrees that, with the exception of any post-termination vesting or acceleration of vesting upon or after termination of employment under the Employment Agreement, any other agreement between Company and Executive, or any grant document or plan applicable to such equity-based award(s), each Company equity-based award held by Executive that is unvested as of the Termination Date shall be automatically forfeited without consideration upon Executive’s termination of employment with Company. Executive hereby promises and agrees not to sue or bring any other proceeding (including any arbitration) against any Released Party for any claim waived and released in this Appendix A. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by Executive in this Appendix A, Executive hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to Executive, including without limitation any costs, expenses or attorneys’ fees incurred by or on behalf of Executive (provided, however, that this Agreement does not limit Executive’s eligibility to receive an award under applicable law, if any, for providing truthful information to a governmental agency or regulatory entity, including the ability to make any disclosure to or cooperate with the U.S. Securities and Exchange Commission (“SEC”) pursuant to 21F(b) of the Securities Exchange Act or to receive a reward from the SEC in connection therewith).

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SCHEDULE 1

D. Trigg

Outside Services and Duties as of September 2, 2025

Don currently serves on the board for Medalogix-Forcura, a Berkshire portfolio company.

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